UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2021

BOLT BIOTHERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39988	47-2804636
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Chesapeake Drive Redwood City, California		94063
(Address of Principal Executive Offices)		(Zip Code)

(650) 665-9295

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s):	Name of Exchange on Which Registered:
Common Stock, par value $0.00001 per share	“BOLT”	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2021, Peter Moldt, a director of Bolt Biotherapeutics, Inc. (the “Company”) resigned as a member of the Company’s Board of Directors (the “Board”), effective immediately. In connection with his resignation from the Board, Mr. Moldt resigned as chairperson and as a member of the Compensation Committee of the Board.  Mr. Moldt’s resignation was not the result of any disagreement or dispute with the Company.

On November 17, 2021, upon recommendation of the Nominating and Corporate Governance Committee, the Board unanimously voted to increase the number of directors on the Board from eight to nine. The Board then appointed Brian O’Callaghan and Frank Lee to the Board as Class I directors of the Company, effective immediately, to fill the vacancies on the Board as Class I directors, Mr. O’Callaghan’s and Mr. Lee’s terms will expire at the Company’s annual meeting of stockholders in 2022. The Board also appointed Mr. O’Callaghan to serve as chairperson of the Compensation Committee and appointed Mr. Lee to serve as a member of the Nominating and Corporate Governance Committee.

There are no arrangements or understandings between Mr. O’Callaghan, Mr. Lee and any other persons pursuant to which they were selected as directors. The Board has determined that Mr. O’Callaghan and Mr. Lee qualify as independent directors under the independence requirements set forth under Rule 5605(a)(2) of the Nasdaq Rules and listing standards. Additionally, there are no transactions involving the Company and Mr. O’Callaghan or Mr. Lee that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

In connection with their appointments to the Board and pursuant to the Company’s Non-Employee Director Compensation Policy as currently in effect, Mr. O’Callaghan and Mr. Lee each received initial equity awards of nonstatutory stock options to purchase 27,860 shares of the Company’s common stock (each, an “Initial Grant”). Each Initial Grant will vest on a monthly basis over 36 months, subject to Mr. O’Callaghan’s and Mr. Lee’s continuous service to the Company through each such date. Each Initial Grant is subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and its related agreements.

On the date of each annual meeting of stockholders, Mr. O’Callaghan and Mr. Lee will each also receive a nonstatutory stock option to purchase 13,930 shares of the Company’s common stock (each, an “Annual Grant”). Each Annual Grant will vest monthly and fully vest on the earlier of the first anniversary of the grant date or the day prior to the next annual meeting of stockholders, subject to Mr. O’Callaghan’s and Mr. Lee’s continuous service to the Company through each such date. Both the Initial Grants and the Annual Grants would become fully vested upon a change in control, subject to Mr. O’Callaghan’s and Mr. Lee’s continuous service to the Company through such date.

Pursuant to the Company’s Non-Employee Director Compensation Policy, Mr. O’Callaghan and Mr. Lee will also each receive an annual cash retainer of $35,000 plus additional annual cash retainers for service on a Board committee, including $10,000 per year for service as chairperson of the Compensation Committee for Mr. O’Callaghan and $4,000 per year for service on the Nominating and Corporate Governance Committee for Mr. Lee.

The Company has entered into its standard form of indemnification agreement with Mr. O’Callaghan and Mr. Lee.

On November 17, 2021, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Jim Healy, an existing member of the Board, to serve as the lead independent director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bolt Biotherapeutics, Inc.
Dated: November 19, 2021
	By:	/s/ William P. Quinn
William P. Quinn
Chief Financial Officer